EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Prana Biotechnology Limited (the “Company”) 2004 American Depository Share (ADS) Option Plan, of our report dated September 29, 2006 (June 18, 2007 as to the effects of the restatement discussed in Note 27) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to going concern discussed in Note 1 and the restatement discussed in Note 27) relating to the Company’s consolidated financial statements for the year ended June 30, 2006 included in its Annual Report on Form 20-F for the fiscal year ended June 30, 2008, filed with the Securities and Exchange Commission.

/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU

Melbourne, Victoria, Australia
September 25, 2008